
<ARTICLE>                  5

<PERIOD-TYPE>                                        6-MOS
<FISCAL-YEAR-END>                                    MAR-31-1999
<PERIOD-END>                                         SEP-30-1998
<CASH>                                               261,468
<SECURITIES>                                         1,288,202
<RECEIVABLES>                                        43,542
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               13,140,037
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       30,326,627<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           17,270,507
<TOTAL-LIABILITY-AND-EQUITY>                         30,326,627<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,018,919<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     1,274,491<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   471,541
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (63,045)<F5>
<EPS-PRIMARY>                                        (0.92)
<EPS-DILUTED>                                        000

<F1>Included  in total  assets:  Investments  in Local Limited  Partnerships  of
$15,099,243, Deferred charges, net of $179,023, Tenant security deposits of $82,580, Mortgagee escrow deposits of $176,963 and other assets of $55,569.
<F2>Included  in  Total  Liabilities  and  Equity:  Mortgage  notes  payable  of
$8,589,308, Accounts payable to affiliates of $672,058, Accounts payable and accrued expenses of $296,990, Interest payable of $599,700, Tenant security deposits payable of $82,488, Payable to affiliated developer of $2,482,000 and Minority interest in Local Limited Partnerships of $333,576. <F3>Total revenue includes: Rental of $867,730, Investment of $52,004 and Other of $99,185.
<F4>Included in Other Expenses:  Asset  management fees of $99,252,  General and administrative of $107,889, Rental operations, exclusive of depreciation of $421,282, Bad debt of $245,594, Property management fees of $53,116, Depreciation of $304,112 and Amortization of $43,246. <F5>Net loss reflects:
Equity in losses of Local Limited Partnerships of $20,413, Minority interest in losses of Local Limited Partnerships of $98,893, Loss on liquidation of interest in Local Limited Partnership of $3,750 and Gain on transfer and liquidation of real estate of $589,338.

